AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1998
                              REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-6

                    For Registration Under the Securities Act of 1933 of Securities of Unit Investment
                        Trusts Registered on Form N-8B-2

                             ----------------------

A.    EXACT NAME OF TRUST:   Empire State Municipal Exempt Trust, Guaranteed Series 144

B.    NAME OF DEPOSITORS:                         Glickenhaus & Co.
                                                Lebenthal & Co., Inc.

C.    COMPLETE ADDRESS OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:
           Glickenhaus & Co.                                                Lebenthal & Co., Inc.
           6 East 43rd Street                                               120 Broadway
           New York, New York 10017                                         New York, New York 10271

D.    NAME AND COMPLETE ADDRESS OF AGENT FOR SERVICE:
                                                                                                        COPY OF COMMENTS TO:
           SETH M. GLICKENHAUS                                JAMES A. LEBENTHAL                        MICHAEL R. ROSELLA, Esq.
           Glickenhaus & Co.                                  Lebenthal & Co., Inc.                     Battle Fowler LLP
           6 East 43rd Street                                 120 Broadway                              75 East 55th Street
           New York, New York 10017                           New York, New York 10271                  New York, New York 10022
                                                                                                        (212) 856-6858

E.    TITLE AND AMOUNT OF SECURITIES BEING REGISTERED:

                         An indefinite number of Units of beneficial interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended

F.   PROPOSED MAXIMUM  AGGREGATE  OFFERING PRICE TO THE PUBLIC OF THE SECURITIES
     BEING REGISTERED: Indefinite

G. AMOUNT OF FILING FEE (computed at one-thirty-third of 1 percent of the proposed maximum aggregate offering price to the public): No filing fee required

H. APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING: As soon as practicable after the effective date of the Registration Statement.

/ / Check if it is proposed that this filing will become effective immediately upon filing pursuant to Rule 487.


================================================================================

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY THE EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

317723.1

                              SUBJECT TO COMPLETION
                            ISSUE DATE: SEPTEMBER 30, 1998

                       EMPIRE STATE MUNICIPAL EXEMPT TRUST
                              GUARANTEED SERIES 144

     A final prospectus for a prior Guaranteed Series of Empire State Municipal Exempt Trust is hereby incorporated by reference used as a preliminary prospectus for Guaranteed Series 144. Except as noted below the narrative information and structure of the final prospectus for this Series will be substantially the same as that of the attached final prospectus. Information with respect to pricing, the number of Units, dates and summary information regarding the characteristics of securities to be deposited in this Series is not now available and will be different because each Series has a unique portfolio. Accordingly, the information contained herein with regard to the previous Series should be considered as being included for informational purposes only. Ratings of the securities in this Series are expected to be comparable to those of the securities deposited in the previous Series. However, the estimated current return and estimated long term return for this Series will depend on the interest rates and offering prices of the securities in this Series and may vary materially from that of the previous Series. Investors should contact account executives of the underwriters who will be informed of the expected effective date of this Series and who will be supplied with complete information with respect to such Series on the day of and immediately prior to the effectiveness of the registration statement relating to Units of this Series.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


317723.1

           PART II--ADDITIONAL INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM A--BONDING ARRANGEMENTS

          The employees of Glickenhaus & Co. and Lebenthal & Co., Inc. are covered under Brokers' Blanket Policy, Standard Form 14, in the respective amounts of $5,000,000 and $10,000,000.

ITEM B--CONTENTS OF REGISTRATION STATEMENT

               This Registration  Statement on Form S-6  comprises the following papers and documents: The facing sheet on Form S-6. The Cross-Reference Sheet (incorporated by reference to the Cross-Reference Sheet to the Form S-6 Registration Statement of Empire State Municipal Exempt Trust Guaranteed Series
                    133). The Prospectus consisting of pages. Undertakings. Signatures. Listed below are the names and registration numbers of previous series of Empire State Municipal Exempt Trust, the final prospectus of which, if properly supplemented, might be used as a preliminary prospectus for Empire State Municipal Exempt Trust Guaranteed Series 143. These final prospectuses are incorporated herein by reference:

                    Empire State Municipal Exempt Trust, Guaranteed Series 141 (Registration No. 333-53963)

                    Empire State Municipal Exempt Trust, Guaranteed Series 142 (Registration No. 333-53951)

                    Written consents of the following  persons:
                       *Battle Fowler LLP (included in Exhibit 99..3.1) *BDO Seidman, LLP
                       *Muller  Data  Corporation  (included  in Exhibit 99.5.1)

    The following exhibits:

               *99.1.1   --  Reference   Trust   Agreement   including   certain
                         Amendments   to  the  Trust   Indenture  and  Agreement
                         referred to under Exhibit 99.1.1.1 below.

               9.1.1.1   -- Trust  Indenture  and Agreement  dated  December 18,
                         1990.

               99.1.3 -- Form of Agreement Among Underwriters and Selected Dealers Agreement (filed as Exhibit 1.8 to Amendment No. 1 to Form S-6 Registration Statement No. 33-28268 of Empire State Municipal Exempt Trust, Guaranteed Series 49 on July 18, 1989, and incorporated herein by reference).

               99.1.6    --  Restated   Agreement  of  Limited   Partnership  of
                         Glickenhaus & Co. dated September 1, 1983.

               99.1.6(a) --  Agreement  of  Amendment  to Restated  Agreement of
                         Limited Partnership of Glickenhaus & Co. dated January 24, 1984

               99.1.6(b) --  Certificate  of Amendment to Restated  Agreement of
                         Limited Partnership of Glickenhaus & Co. dated January 24, 1984.

               99.1.6(c) --  Agreement  of  Amendment  to Restated  Agreement of
                         Limited   Partnership   of   Glickenhaus  &  Co.  dated
                         September 1, 1983.

               9.1.6(d) -- Agreement of Amendment to Restated Agreement of Limited Partnership of Glickenhaus & Co. dated February 12, 1986.

--------
*              To be filed by amendment.

+              Filed with Amendment No. 1 to Form S-6 Registration Statement No.
               333-17307 of Empire State Municipal Exempt Trust, Guaranteed Series 134 on April 2, 1997 and incorporated herein by reference.

                                      II-i
317723.1

               99.1.6(e) --  Agreement  of  Amendment  to Restated  Agreement of
                         Limited Partnership of Glickenhaus & Co. (filed dated January 19, 1992.

               99.1.6(f) --  Agreement  of  Amendment  to Restated  Agreement of
                         Limited  Partnership  of  Glickenhaus  & Co.  (filed as
                         Exhibit 1.3(e) to Amendment No. 1 to Form S-6 Registration Statement No. 33-78036 of MINT Group 11 on May 3, 1994, and incorporated herein by reference).

               99.1.6.1 -- Certificate of Incorporation of Lebenthal & Co., Inc. as amended on October 23, 1981.

               99.1.6.2  -- By-Laws of Lebenthal & Co., Inc.

               *99.1.7   -- Form of Insurance Policy obtained by the Trust.

               99.1.7(a) -- Master Letter  Agreement of Municipal Bond Investors
                         Assurance Corporation (filed as Exhibit 1.7(a) to Amendment No. 1 to Form S-6 Registration Statement No. 33-35124 of Empire State Municipal Exempt Trust, Guaranteed Series 59 on July 1, 1990, and incorporated herein by reference).

               99.1.7(b) -- Form of Permanent Insurance Policy of Municipal Bond
                         Investors Assurance Corporation (filed as Exhibit 1.7.1 to Amendment No. 1 to Form S-6 Registration Statement No. 33-10860 of Empire State Municipal Exempt Trust, Guaranteed Series 31 on June 10, 1987, and incorporated herein by reference).

               99.2.1    -- Form of Certificate.

               *99.3.1 -- Opinion of Battle Fowler LLP as to the legality of the securities being registered.

               99.4.1 -- Information as to Partners of Glickenhaus & Co. (filed as Exhibit 4.1 to Amendment No. 1 to Form S-6 Registration Statement No. 33-26577 of Empire State Municipal Exempt Trust, Guaranteed Series 46 on April 19, 1989, and incorporated herein by reference).

               99.4.2    --   Information   as  to  Officers  and  Directors  of
                         Lebenthal & Co., Inc. (filed as Exhibit 4.2 to Amendment No. 1 to Form S-6 Registration Statement No. 33-22568 of Empire State Municipal Exempt Trust, Guaranteed Series 39 on August 9, 1988, and incorporated herein by reference).

               99.4.3 -- Affiliations of Sponsors with other investment companies (filed as Exhibit 4.6 to Amendment No. 1 to Form S-6 Registration Statement No. 2-95041 of Municipal Insured National Trust Series 1 on March 21, 1985, and incorporated herein by reference).

               99.4.4 -- Stockbrokers' Bond and Policy, Form B for Glickenhaus & Co. (filed as Exhibit 4.7 to Form S-6 Registration Statement No. 2-95041 of Municipal Insured National Trust Series 1 on December 21, 1984, and incorporated herein by reference).

               99.4.5 -- Stockbrokers' Blanket Bond Policy, Standard Form No. 14 for Lebenthal & Co., Inc. dated April 5, 1983.

               *99.5.1   -- Consent To Be Evaluator  of Muller Data  Corporation
                         and   Affirmation   Letter   of   Standard   &   Poor's
                         Corporation.

               *99.5.2   -- Affirmation Letter of Moody's Investors Service.

               99.6.1 -- Copies of Powers of Attorney of General Partners of Glickenhaus & Co. (Filed with Amendment No. 1 to Form S-6 Registration Statement No. 333-17307 of Empire State Municipal Exempt Trust Guaranteed Series 134 on April 2, 1997 and with Post-Effective Amendment No. 7 to Form S-6 Registration Statement No. 33- 40723 of Empire State Municipal Exempt Trust Guaranteed Series 77 on November 25, 1997, and incorporated herein by reference).


 --------
*    To be filed by amendment.

+ Filed with Amendment No. 1 to Form S-6 Registration Statement No. 333-17307 of Empire State Municipal Exempt Trust, Guaranteed Series 134 on April 2, 1997 and incorporated herein by reference.

                                      II-ii
317723.1

               .6.2 -- Copies of Powers of  Attorney  of  Directors  and certain officers of Lebenthal & Co., Inc. (filed as Exhibit 6.2 to Amendment No. 1 to Form S-6 Registration Statement No. 33-55385 of Empire State Municipal Exempt Trust, Guaranteed Series 109 on November 2, 1994, and as Exhibit 6.2 to Amendment No. 1 to Registration Statement No. 333-42455 on May 18, 1998, and incorporated herein by reference).

               *27  -- Financial Data Schedule

--------
*             To be filed by amendment.

                                     II-iii
317723.1

                           UNDERTAKING TO FILE REPORTS

               Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant, Empire State Municipal Exempt Trust, Guaranteed Series 144 has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York and State of New York on the 30th day of September, 1998.

                  EMPIRE STATE MUNICIPAL EXEMPT TRUST,
                  GUARANTEED SERIES 144

                  By:                   GLICKENHAUS & CO.
                        --------------------------------------------------------
                                              (Sponsor)

                  By:                  /s/ MICHAEL J. LYNCH
                        --------------------------------------------------------
                                 (Michael J. Lynch, Attorney-in-Fact)

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                               TITLE                             DATE

     ALFRED FEINMAN*                General Partner
-----------------------------------
     (Alfred Feinman)

     JAMES M. GLICKENHAUS*         General Partner
-----------------------------------
     (James M. Glickenhaus)

     SETH M. GLICKENHAUS*           General Partner, Chief
----------------------------------- Investment Officer
     (Seth M. Glickenhaus)


*By:  /s/ MICHAEL J. LYNCH                                   September 30, 1998
-----------------------------------
      (Michael J. Lynch, Attorney-in-Fact)

--------
* Executed copies of powers of attorney were filed as Exhibit 6.1 to Registration Statement No. 333-13707 on April 2, 1997 and Post-Effective Amendment No. 7 to Registration Statement No. 33-40723 on November 25, 1997.

                                      II-iv
317723.1

                           UNDERTAKING TO FILE REPORTS

               Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.


                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant, Empire State Municipal Exempt Trust, Guaranteed Series 144 has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of New York and State of New York on the 30th day of September, 1998.

                      EMPIRE STATE MUNICIPAL EXEMPT TRUST,
                      GUARANTEED SERIES 144

                     By:                     LEBENTHAL & CO., INC.
                        --------------------------------------------------------
                                                       (Sponsor)


                     By:                  /s/ D. WARREN KAUFMAN
                        --------------------------------------------------------
                                          (D. Warren Kaufman, Attorney-in-Fact)

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                                           TITLE                       DATE

      H. GERARD BISSINGER, II*                 Director
-----------------------------------
         (H. Gerard Bissinger, II)

          JEFFREY M. JAMES*                    Director
-----------------------------------
            (Jeffrey M. James)

      /s/ D. WARREN KAUFMAN*                   Director      September 30, 1998
-----------------------------------
          (D. Warren Kaufman)

       ALEXANDRA LEBENTHAL*                    Director, President
-----------------------------------
          (Alexandra Lebenthal)

          JAMES A. LEBENTHAL*                  Director, Chief Executive Officer
-----------------------------------
              (James A. Lebenthal)

          JAMES E. McGRATH*                    Director
-----------------------------------
            (James E. McGrath)

            DUNCAN K. SMITH*                   Director
-----------------------------------
               (Duncan K. Smith)

*By:  /s/ D. WARREN KAUFMAN                                  September 30, 1998
-----------------------------------
     (D. Warren Kaufman, Attorney-In-Fact)

--------
* Executed copies of the powers of attorney were filed as Exhibit 6.2 to Amendment No. 1 to Registration Statement No. 33- 55385 on November 2, 1994 and as Exhibit 6.2 to Amendment No. 1 to Registration Statement No. 333-42455 on May 18, 1998.

                                      II-v
317723.1